Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Trend Micro Incorporated of our report dated June 25, 2003 relating to the financial statements and financial statement schedule, which appears in the Form 20-F of Trend Micro Incorporated for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers

Tokyo, Japan

October 31, 2003